Exhibit 99.1

News Announcement

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:         Today, January 29, 2015 at 10:00 a.m. ET

Dial-in number:           212/231-2904

Webcast:                       www.pngaming.com

Replay information provided below

PENN NATIONAL GAMING REPORTS FOURTH QUARTER REVENUE

OF $651.4 MILLION AND ADJUSTED EBITDA OF $64.0 MILLION,

INCLUSIVE OF $107.8 MILLION OF RENT EXPENSE

- Fourth Quarter Results Reflect $316.5 million of Non-Cash Impairment Charges -

- Establishes 2015 First Quarter and Full Year Guidance -

Wyomissing, PA (January 29, 2015) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming,” “Penn National,” “Penn,” or the “Company”) today reported operating results for the three and twelve months ended December 31, 2014, as summarized below.

Summary of Fourth Quarter and Full Year Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions, except per share data)	2014 Actual	2014 Guidance (3)	2013 Actual	2014 Actual	2014 Guidance (3)	2013 Actual
Net revenues (1)	$651.4	$621.1	$644.7	$2,590.5	$2,560.2	$2,918.8
Adjusted EBITDAR (1)	171.8	162.4	153.2	706.5	697.1	776.1
Rental expense related to Master Lease	(107.8)	(106.7)	(69.5)	(421.4)	(420.2)	(69.5)
Adjusted EBITDA (2)	64.0	55.7	83.7	285.1	276.9	706.6
Less: Impact of stock compensation, impairment charges, insurance recoveries and deductible charges, non-operating items for Kansas JV, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses (4)	(314.4)	(61.8)	(972.4)	(518.3)	(265.8)	(1,500.9)
Net (loss) income	$(250.4)	$(6.1)	$(888.7)	$(233.2)	$11.1	$(794.3)

Diluted (loss) earnings per common share (5)	$(3.18)	$(0.07)	$(11.40)	$(2.97)	$0.13	$(10.17)

(1)         Adjusted EBITDAR is adjusted EBITDA (defined below) excluding rent expense associated with our Master Lease with Gaming and Leisure Properties, Inc. (“GLPI”).  Results for the three and twelve months ended December 31, 2013 included net revenues of $12.5 million and $140.8 million, respectively, and adjusted EBITDAR of $3.0 million and $35.3 million, respectively, related to Hollywood Casino Perryville and Hollywood Casino Baton Rouge, which were contributed to GLPI on November 1, 2013 as part of the spin-off.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization and gain or loss on disposal of assets. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment”). A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA and adjusted EBITDAR, as well as income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included in the accompanying financial schedules.

(3)         The guidance figures in the table above present the guidance Penn National Gaming provided on October 23, 2014 for the three and twelve months ended December 31, 2014.

(4)         During the fourth quarter of 2014, we recorded pre-tax goodwill and other intangible assets impairment charges of $316.5 million, as we determined that a portion of the value of our goodwill and other intangible assets was impaired primarily due to our outlook for a continuation of the challenging regional gaming conditions that persisted in 2014 at certain properties in our Southern Plains segment.

(5)         Since the Company reported a loss from operations for the three and twelve months ended December 31, 2014 and 2013, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted loss per common share.

Review of Fourth Quarter 2014 Results vs. Guidance

	Three Months
	Ended
	December 31, 2014
	Pre-tax	After-tax
	(in thousands)
Loss, per guidance (1)	$(4,985)	$(6,133)

EBITDA variances:
Positive operating segment variance	10,501	6,615
Lobbying costs related to the November Massachusetts referendum	(4,325)	(4,325)
Benefit from cash-settled stock-based awards	3,972	2,450
Rent variance due to escalator and Ohio outperformance	(1,191)	(750)
Pre-opening cost variance	(475)	(293)
Other	(231)	(147)
Total EBITDA variances from guidance	8,251	3,550

Goodwill and gaming license impairment charges	(316,529)	(253,544)
Foreign currency translation gain and other	674	406
Tax variance	—	5,314
Loss, as reported	$(312,589)	$(250,407)

(1)         The guidance figures in the table above present the guidance Penn National Gaming provided on October 23, 2014 for the three months ended December 31, 2014.

Timothy J. Wilmott, President and Chief Executive Officer of Penn National Gaming, commented, “Penn National’s strong fourth quarter financial results mark the successful conclusion of the Company’s first full year of operations since the separation of its real estate assets from its operating assets in November 2013. We are proud to have assembled outstanding corporate and operating management teams, achieved ongoing progress in delivering strong consolidated adjusted EBITDAR margins and to have prudently managed our balance sheet while executing against our new property development pipeline, which includes the successful opening of two new facilities in Ohio and the commencement of construction on significant near- and longer-term growth opportunities in Massachusetts and California.  The continued progress we made throughout 2014 in managing our business for the current environment, combined with the growth initiatives in place, provide us with a solid platform to begin fiscal 2015.

“Fourth quarter consolidated net revenue, adjusted EBITDAR and adjusted EBITDA all exceeded guidance on the strength of our property operating results, which was broad based throughout our portfolio.  Despite the still choppy consumer spending environment, our property portfolio performed well in the fourth quarter.  Operating results benefited from the first full quarter of contributions from Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, both of which are performing well and consistent with our return-focused expectations.  These factors, , coupled with our ongoing focus on enhancing operating efficiencies, maintaining a disciplined approach to marketing and promotional activities and the favorable weather compared to a year ago, resulted in Penn continuing to deliver strong consolidated adjusted EBITDAR margins.

“Overall, fourth quarter adjusted EBITDA exceeded guidance by $8.3 million, inclusive of a $10.5 million positive operating segment variance and a $4.0 million benefit related to cash-settled stock based awards. These factors more than offset those items excluded from guidance, which include lobbying costs of $4.3 million related to the November Massachusetts referendum and a $1.2 million unfavorable rent variance. The rent variance reflects both the partial quarter impact related to the $3.2 million annual rent escalation under the master lease and outperformance at Hollywood Casino Columbus which has monthly variable rent tied to revenue results.  Reflecting the strong leverage in our operating model, the 4.9% revenue outperformance relative to guidance drove a 14.9% increase in adjusted EBITDA relative to guidance.  In addition, fourth quarter and 2014 full year bottom line results benefited from ongoing corporate expense management initiatives.  On a year-over-year basis, fourth quarter corporate overhead (inclusive of Massachusetts lobbying expense as well as the benefit from cash settled stock awards) declined 14.0% to $19.6 million after excluding $14.1 million of spin-off transaction costs incurred in the 2013 fourth quarter.  In addition, we successfully lowered full year 2014 corporate overhead expense by approximately 22% (after excluding $25 million of spin-off transaction costs incurred in 2013).

“During the fourth quarter we generated adjusted EBITDAR margin improvements in our Southern Plains and West operating segments.  These results offset a slight margin decline in our East/Midwest segment, which was primarily attributable to pre-opening costs, including the current racing operations at Plainridge Racecourse.  Overall, Penn National’s ongoing execution of strategies to improve operating efficiencies drove consolidated fourth quarter 2014 adjusted EBITDAR margin growth of approximately 262 basis points on a year-over-year basis to 26.4%.

“We expect our 2015 operating results to benefit from: our ongoing disciplined management of our existing properties; a full year of operations of Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course; continued growth and efficiencies being achieved at other recently opened and acquired properties; and, the planned mid-year opening of Plainridge Park Casino, located 20 miles southwest of the Boston beltway, just off interstate 95 in Plainville, Massachusetts.

“The referendum in Massachusetts to repeal gaming was unsuccessful and construction progress on our $225 million Plainridge Park Casino remains on time and on budget.  The facility is expected to open with 1,250 gaming devices in June 2015 and the project is expected to generate 1,000 construction jobs.  It is also expected to create 500 new permanent jobs while protecting the jobs of the many employees and businesses in the racing industry.  In addition, we are proud of the success we’ve achieved with our construction and vendor diversity goals.  To date, approximately 34% of the awarded construction contracts have gone to minority-, women- and veteran-owned businesses. We remain committed to delivering substantial economic and employment benefits to the Commonwealth, which in turn will create new value for Penn National shareholders when the property commences operations.

“Finally, construction remains on budget and on schedule on the $360 million Hollywood Casino-branded gaming facility on the Jamul Indian Village’s land in trust, which is located approximately seven miles east of the San Diego beltway, directly off State Route 94.  Hollywood Casino Jamul-San

Diego is expected to open in mid-2016 as the closest casino to downtown San Diego.  When complete, the property will include a three-story gaming and entertainment facility of approximately 200,000 square feet, including more than 1,700 slot machines, 43 live table games, multiple restaurants, bars and lounges and more than 1,800 parking spaces.  The facility will enable the Jamul Indian Village to become economically self-sufficient and ultimately generate high quality education, healthcare, and sufficient housing for Jamul’s tribal members.  Penn National Gaming expects to participate in the success of the project through management and branding fees, as well as interest payments on funds advanced to develop the project.

“Penn National’s solid 2014 results and future prospects highlight the value of our efforts to pair our disciplined operating approach with new facility openings to deliver property-level adjusted EBITDAR growth to support our goal of enhancing long-term shareholder value.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s recently completed and ongoing development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through December 31, 2014	Expected Opening Date
		(Unaudited, in millions)

Zia Park Casino (NM) - Opened a 154 room, five story hotel which includes six suites, a breakfast room, a business center, meeting and exercise rooms, as well as additional surface parking.	—	$26		$25.0	Opened August 28, 2014

Hollywood Gaming at Dayton Raceway (OH) - Opened our new Hollywood themed facility featuring a new 5/8 mile harness racetrack and simulcasting and the ability to hold up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,000	$165	(1) (2)	$62.5	Opened August 28, 2014

Hollywood Gaming at Mahoning Valley Race Course (OH) - Opened our new Hollywood themed facility featuring a new one-mile thoroughbred racetrack and simulcasting and the ability to hold up to 1,000 video lottery terminals, as well as various restaurants, bars and other amenities.	850	$161	(1) (2)	$66.4	Opened September 17, 2014

Plainridge Park Casino (MA) - Construction is underway at the site of the Plainridge Racecourse for our new gaming operation, which will be integrated with the existing live harness racing and simulcasting, featuring 1,250 gaming devices, as well as various dining and entertainment options.	1,250	$225	(3)	$115.7	June 2015

Jamul Indian Village project (CA) - Construction is underway at the site for this new Hollywood Casino branded gaming operation which Penn will manage. The facility is anticipated to feature over 1,700 slot machines, 43 live table games as well as multiple restaurants, bars and lounges.	1,958	$360	(4)	$52.4	Mid-2016

(1) Includes a $50 million license fee and a relocation fee of $75 million based on the present value of the contractual obligation. We paid $7.5 million of the relocation fee upon opening,  and will pay 18 additional semi-annual payments of $4.8 million beginning one year after opening.  For the license fee, we paid $10 million in the second quarter of 2014 as well as $15 million upon opening, and will pay the remaining license fee of $25 million on the one year anniversary of the opening.  As of December 31, 2014, the amount capitalized on the balance sheet for Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course

was $156.2 million and $163.5 million, respectively.

(2) GLPI is responsible for certain construction related real estate costs associated with these projects that are not included in the budgeted figures above.

(3) Includes a $25 million license fee, which was paid in March 2014, and $42 million purchase price, both of which are included in the amount expended above.

(4) As disclosed previously, funds advanced for this project will be accounted for as a loan.

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth 2015 first quarter and full year guidance targets for financial results, based on the following assumptions:

•                  Horseshoe Baltimore opened in August 2014 and will impact Hollywood Casino at Charles Town Races;

•                  Plainridge Park Casino is anticipated to open in June 2015;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year corporate overhead expenses of $76.6 million, with $18.3 million to be incurred in the first quarter of 2015;

•                  Full year 2015 pre-opening expenses of $3.7 million, with $1.6 million to be incurred in the first quarter of 2015;

•                  Full year 2015 rent expense of $434.1 million, with $109.2 million to be incurred in the first quarter of 2015, excluding any additional rent escalation at the conclusion of year two of the Master Lease;

•                  Depreciation and amortization charges in 2015 of $177.2 million, with $44.3 million in the first quarter of 2015;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our joint venture in Kansas Entertainment total $10.5 million for 2015, with $2.8 million to be incurred in the first quarter of 2015;

•                  Estimated non-cash stock compensation expenses of $8.6 million for 2015, with $2.3 million to be incurred in the first quarter of 2015;

•                  Interest expense in 2015 of $57.2 million, with $11.6 million in the first quarter of 2015;

•                  LIBOR is based on the forward yield curve;

•                  Full year 2015 non-cash accrued interest income on loan to Jamul Tribe of $15.9 million, with $1.9 million in the first quarter of 2015;

•                  A diluted share count of approximately 90 million shares for the full year 2015; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending March 31,		Full Year Ending December 31,
(in millions, except per share data)	2015 Guidance	2014 Actual	2015 Guidance	2014 Actual
Net revenues	$670.6	$641.1	$2,742.3	$2,590.5
Adjusted EBITDAR	183.8	177.6	739.8	706.5
Rental expense related to Master Lease	(109.2)	(104.3)	(434.1)	(421.4)
Adjusted EBITDA	74.6	73.3	305.7	285.1
Less: Impact of stock compensation, impairment charges, insurance recoveries, non-operating items for Kansas JV, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(65.2)	(68.8)	(264.4)	(518.3)
Net income (loss)	$9.4	$4.5	$41.3	$(233.2)

Diluted earnings (loss) per common share	$0.10	$0.05	$0.46	$(2.97)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDAR
	Three Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
East/Midwest (1)	$385,070	$359,194	$112,819	$111,694
West (2)	62,831	59,026	16,455	15,105
Southern Plains (3)	198,656	220,549	63,463	64,578
Other (4)	4,804	5,933	(20,873)	(38,183)
Total	$651,361	$644,702	$171,864	$153,194

	NET REVENUES		ADJUSTED EBITDAR
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
East/Midwest (1)	$1,467,380	$1,652,585	$437,125	$522,578
West (2)	241,410	240,083	65,970	61,524
Southern Plains (3)	857,447	994,097	276,372	306,369
Other (4)	24,290	31,989	(72,943)	(114,377)
Total	$2,590,527	$2,918,754	$706,524	$776,094

(1)         The East/Midwest reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Lawrenceburg, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, which opened on August 28, 2014, and Hollywood Gaming at Mahoning Valley Race Course, which opened on September 17, 2014. It also includes the Company’s Casino Rama management service contract and the Plainville project in Massachusetts, which the Company expects to open in the second quarter of 2015. Current year results do not include results for Hollywood Casino Perryville as it was contributed to GLPI on November 1, 2013. This property had net revenues of $7.1 million and $77.5 million and adjusted EBITDAR of $1.4 million and $15.3 million for the one and ten months ended October 31, 2013, respectively.  Our East/Midwest segment results for the three and twelve months ended December 31, 2014 included preopening costs of $1.7 million and $10.2 million, respectively, whereas results for the twelve months ended December 31, 2013 included preopening charges of $0.2 million.

(2)         The West reportable segment consists of the following properties: Zia Park Casino and the M Resort, as well as the Jamul development project, which the Company anticipates completing in mid-2016. Results for the twelve months ended December 31, 2013 included spin-off transaction costs of $3.8 million.

(3)        The Southern Plains reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, and Hollywood Casino St. Louis, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway. On July 30, 2014, the Company closed Argosy Casino Sioux City. Starting with the second quarter of 2014, adjusted EBITDA and adjusted EBITDAR from our joint venture in Kansas Entertainment exclude our share of the impact of non-operating items (such as depreciation and amortization expense). The prior year amounts were restated to conform to this new presentation. Additionally, current year results do not include results for Hollywood Casino Baton Rouge as it was contributed to GLPI on November 1, 2013.  This property had net revenues of $5.4 million and $63.3 million and adjusted EBITDAR of $1.6 million and $20.0 million for the one and ten months ended October 31, 2013, respectively.

(4)         The Other category consists of the Company’s standalone racing operations, namely Rosecroft Raceway, Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway, as well as the Company’s 50% joint venture with the Cordish Companies in New York. Results in the prior year also included the Company’s Bullwhackers property which was sold in July 2013.

If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.

The Other category also includes the Company’s corporate overhead costs, which was $19.6 million and $69.4 million for the three and twelve months ended December 31, 2014, respectively, as compared to corporate overhead costs of $36.9 million and $114.1 million for the three and twelve months ended December 31, 2013, respectively. Corporate overhead costs decreased by $17.3 million for the three months ended December 31, 2014, as compared to the corresponding period in the prior year, primarily due to lower spin-off transaction and development costs of $14.9 million and lower costs on cash-settled stock based awards of $6.4 million primarily due to the favorable impact from declines in GLPI’s stock price for GLPI awards held by Penn employees and the fact that certain members of Penn’s executive management team transferred their employment to GLPI as part of the spin-off, both of which were partially offset by higher lobbying costs of $3.8 million.  Corporate overhead costs decreased by $44.7 million for the twelve months ended December 31, 2014, as compared to the corresponding period in the prior year, primarily due to lower spin-off transaction and development costs of $30.0 million, lower costs on cash-settled stock based awards of $13.9 million primarily due to the favorable impact from declines in GLPI’s stock price for GLPI awards held by Penn employees and the fact that certain members of Penn’s executive management team transferred their employment to GLPI as part of the spin-off, higher transition service fees received from GLPI of $1.2 million, and a reduction in various other items due to cost containment measures, all of which was partially offset by higher lobbying costs of $3.5 million. Additionally, the Other category includes $0.3 million and $1.3 million for the three and twelve months ended December 31, 2014, respectively, in costs from our New York joint venture (which is expected to be dissolved in 2015).

Reconciliation of Net income (loss) (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net loss	$(250,407)	$(888,747)	$(233,195)	$(794,339)
Income tax benefit	(62,182)	(232,004)	(38,586)	(121,538)
Other	(1,553)	(1,173)	(2,944)	(3,803)
Loss on early extinguishment of debt	—	61,660	—	61,660
Income from unconsolidated affiliates	(1,702)	(1,819)	(7,949)	(9,657)
Interest income	(1,448)	(413)	(3,730)	(1,387)
Interest expense	12,606	17,048	45,982	97,092
Loss from operations	$(304,686)	$(1,045,448)	$(240,422)	$(771,972)
Loss on disposal of assets	640	819	738	3,652
Insurance recoveries, net of deductible charges	—	(2,392)	(5,674)	108
Impairment losses	316,529	1,060,571	321,089	1,132,417
Charge for stock compensation	2,655	4,738	10,666	22,809
Depreciation and amortization	44,179	60,672	178,981	298,326
Income from unconsolidated affiliates	1,702	1,819	7,949	9,657
Non-operating items for Kansas JV	3,004	2,913	11,809	11,595
Adjusted EBITDA	$64,023	$83,692	$285,136	$706,592
Rental expense related to Master Lease	107,841	69,502	421,388	69,502
Adjusted EBITDAR	$171,864	$153,194	$706,524	$776,094

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended December 31, 2014

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$13,595	$4,255	$(298,724)	$(23,812)	$(304,686)
Charge for stock compensation	—	—	—	2,655	2,655
Impairment charges (1)	—	1,420	315,109	—	316,529
Depreciation and amortization	28,514	2,466	11,509	1,690	44,179
Loss (gain) on disposal of assets	30	99	518	(7)	640
Income (loss) from unconsolidated affiliates	—	—	3,101	(1,399)	1,702
Non-operating items for Kansas JV (2)	—	—	3,004	—	3,004
Adjusted EBITDA	$42,139	$8,240	$34,517	$(20,873)	$64,023
Rental expense related to Master Lease	70,680	8,215	28,946	—	107,841
Adjusted EBITDAR	$112,819	$16,455	$63,463	$(20,873)	$171,864

Three Months Ended December 31, 2013

	East/Midwest	West	Southern Plains	Other	Total
(Loss) income from operations	$(391,002)	$8,713	$(570,658)	$(92,501)	$(1,045,448)
Charge for stock compensation	—	—	—	4,738	4,738
Impairment charges	429,568	—	592,573	38,430	1,060,571
Insurance recoveries	—	—	(2,392)	—	(2,392)
Depreciation and amortization	26,799	1,768	20,428	11,677	60,672
Loss (gain) on disposal of assets	597	(232)	449	5	819
Income (loss) from unconsolidated affiliates	—	—	2,351	(532)	1,819
Non-operating items for Kansas JV (2)	—	—	2,913	—	2,913
Adjusted EBITDA	$65,962	$10,249	$45,664	$(38,183)	$83,692
Rental expense related to Master Lease	45,732	4,856	18,914	—	69,502
Adjusted EBITDAR	$111,694	$15,105	$64,578	$(38,183)	$153,194

Twelve Months Ended December 31, 2014

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$58,042	$24,791	$(235,332)	$(87,923)	$(240,422)
Charge for stock compensation	—	—	—	10,666	10,666
Impairment charges (1)	4,560	1,420	315,109	—	321,089
Insurance recoveries	—	—	(5,674)	—	(5,674)
Depreciation and amortization	105,552	7,725	58,597	7,107	178,981
(Gain) loss on disposal of assets	(75)	211	624	(22)	738
Income (loss) from unconsolidated affiliates	—	—	10,720	(2,771)	7,949
Non-operating items for Kansas JV (2)	—	—	11,809	—	11,809
Adjusted EBITDA	$168,079	$34,147	$155,853	$(72,943)	$285,136
Rental expense related to Master Lease	269,046	31,823	120,519	—	421,388
Adjusted EBITDAR	$437,125	$65,970	$276,372	$(72,943)	$706,524

Twelve Months Ended December 31, 2013

	East/Midwest	West	Southern Plains	Other	Total
(Loss) income from operations	$(102,192)	$42,420	$(514,063)	$(198,137)	$(771,972)
Charge for stock compensation	—	—	—	22,809	22,809
Impairment charges	429,567	—	664,420	38,430	1,132,417
Insurance deductible charges, net of recoveries	—	—	108	—	108
Depreciation and amortization	148,697	11,883	113,838	23,908	298,326
Loss (gain) on disposal of assets	774	2,365	822	(309)	3,652
Income (loss) from unconsolidated affiliates	—	—	10,735	(1,078)	9,657
Non-operating items for Kansas JV (2)	—	—	11,595	—	11,595
Adjusted EBITDA	$476,846	$56,668	$287,455	$(114,377)	$706,592
Rental expense related to Master Lease	45,732	4,856	18,914	—	69,502
Adjusted EBITDAR	$522,578	$61,524	$306,369	$(114,377)	$776,094

(1)         Due to our outlook of continued challenging gaming conditions at certain properties in our Southern Plains segment, goodwill and gaming license impairment charges were recorded in the fourth quarter of 2014 in connection with our annual impairment test.

(2)         Starting with the second quarter of 2014, adjusted EBITDA and adjusted EBITDAR from our joint venture in Kansas Entertainment exclude our share of the impact of non-operating items (such as depreciation and amortization expense). Prior periods were restated to conform to this new presentation.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues
Gaming	$577,118	$575,638	$2,297,175	$2,615,169
Food, beverage and other	109,311	105,457	432,021	461,048
Management service fee	2,847	2,777	11,650	13,176
Revenues	689,276	683,872	2,740,846	3,089,393
Less promotional allowances	(37,915)	(39,170)	(150,319)	(170,639)
Net revenues	651,361	644,702	2,590,527	2,918,754

Operating expenses
Gaming	290,429	289,063	1,148,968	1,318,546
Food, beverage and other	82,811	81,699	319,792	345,345
General and administrative	114,258	131,035	446,405	526,482
Rental expense related to Master Lease	107,841	69,502	421,388	69,502
Depreciation and amortization	44,179	60,672	178,981	298,326
Impairment losses	316,529	1,060,571	321,089	1,132,417
Insurance recoveries, net of deductible charges	—	(2,392)	(5,674)	108
Total operating expenses	956,047	1,690,150	2,830,949	3,690,726
Loss from operations	(304,686)	(1,045,448)	(240,422)	(771,972)

Other income (expenses)
Interest expense	(12,606)	(17,048)	(45,982)	(97,092)
Interest income	1,448	413	3,730	1,387
Income from unconsolidated affiliates	1,702	1,819	7,949	9,657
Loss on early extinguishment of debt	—	(61,660)	—	(61,660)
Other	1,553	1,173	2,944	3,803
Total other expenses	(7,903)	(75,303)	(31,359)	(143,905)

Loss from operations before income taxes	(312,589)	(1,120,751)	(271,781)	(915,877)
Income tax benefit	(62,182)	(232,004)	(38,586)	(121,538)
Net loss	$(250,407)	$(888,747)	$(233,195)	$(794,339)

Loss per common share:
Basic loss per common share	$(3.18)	$(11.40)	$(2.97)	$(10.17)
Diluted loss per common share	$(3.18)	$(11.40)	$(2.97)	$(10.17)

Weighted-average common shares outstanding:
Basic	78,805	77,939	78,425	78,111
Diluted	78,805	77,939	78,425	78,111

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	December 31, 2014	December 31, 2013

Cash and cash equivalents	$208,673	$292,995

Bank Debt	$806,444	$748,777
Notes	300,000	300,000
Other long term obligations (1)	154,388	2,015
Total Debt (2)	$1,260,832	$1,050,792

(1)         Other long term obligations at December 31, 2014 include the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course of $135.0 million.  See Note 1 on page 5 of this release for further details.  It also includes a liability of $19.2 million based on the estimated fair value of contingent purchase price consideration that is payable over ten years to the previous owners of Plainridge Racecourse.

(2)         Although our joint venture in Kansas Entertainment is accounted for as an equity method investment and is not consolidated, this joint venture had no debt outstanding at December 31, 2014 or December 31, 2013.

During the second quarter of 2014, Penn refined its definition of adjusted EBITDA and adjusted EBITDAR to add back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures which have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness.  Attached below is a quarterly summary of the Company’s historical and revised adjusted EBITDA that Penn reported over the past five quarters.  We have also presented the cash flow distributions we have received from this investment for the three and twelve months ended December 31, 2014 and 2013.

	Three months ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Adjusted EBITDA as historically reported	$70,429	$80,779	$182,070	$211,398	$220,748

Non-operating items for Kansas JV	2,921	2,913	2,902	2,922	2,859

Adjusted EBTIDA as revised	$73,350	$83,692	$184,972	$214,320	$223,607

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Cash Flow distributions	$5,500	$4,500	$23,000	$21,500

Diluted Share Count Methodology

In connection with the spin-off, Penn National Gaming completed its exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA and adjusted EBITDAR are used by management as the primary measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease agreement with GLPI. Adjusted EBITDA and adjusted EBITDAR have economic substance because they are used by management as a performance measure to analyze the performance of our business, and are especially relevant in evaluating large, long-lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA and adjusted EBITDAR because they are used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA and adjusted EBITDAR are not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA and adjusted EBITDAR information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP. Management uses adjusted EBITDA and adjusted EBITDAR as the primary measures of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA and adjusted EBITDAR should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA and adjusted EBITDAR. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA and adjusted EBITDAR, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA and adjusted EBITDAR is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA and adjusted EBITDAR due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2904. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  At December 31, 2014, the Company operated twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At December 31, 2014, in aggregate, Penn National Gaming’s operated facilities featured approximately 31,000 gaming machines, 760 table games and 3,100 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although the Company believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio; our ability to secure federal, state and local permits and approvals necessary for our construction projects; construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; our ability to maintain agreements with our horsemen, pari-mutuel clerks and other organized labor groups; with respect to the proposed Jamul project near San Diego, California, particular risks associated with financing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), and building a complex project on a relatively small parcel; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); with respect to our Massachusetts project, the ultimate location of the other gaming facilities in the state; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet and sweepstakes based and taverns); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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